                                                                  Exhibit No. 1A

                                                Financial Statements

                                            Falcon Cable Systems Company,
                                          a California limited partnership
                                      As of December 31, 1994, and 1995 and for
                                    years ended December 31, 1993, 1994 and 1995
                                        with Reports of Independent Auditors

                          Falcon Cable Systems Company,
                        a California limited partnership
                              Financial Statements

                    As of December 31, 1994 and 1995 and for
                  years ended December 31, 1993, 1994 and 1995

                                    CONTENTS

Report of Independent Auditors...............................................3
Report of Independent Certified Public Accountants ..........................4

Audited Financial Statements:
     Balance Sheets..........................................................5
     Statements of Operations ...............................................6
     Statements of Partners' Equity (Deficit)................................7
     Statements of Cash Flows................................................8
Summary of Accounting Policies...............................................9
Notes to Financial Statements...............................................12

                         REPORT OF INDEPENDENT AUDITORS


Partners
Falcon Cable Systems Company (A California Limited Partnership)


     We have audited the balance sheets of Falcon Cable Systems Company (a California limited partnership) as of December 31, 1994 and 1995, and the related statements of operations, partners' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Falcon Cable Systems Company at December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                     /s/  ERNST & YOUNG LLP


Los Angeles, California
February 20, 1996, except for
Note 10 as to which the date is July 25, 1996

     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Falcon Cable Systems Company


     We have audited the accompanying statements of operations, partners' equity (deficit), and cash flows of Falcon Cable Systems Company for the year ended December 31, 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Falcon Cable Systems Company for the year ended December 31, 1993, in conformity with generally accepted accounting principles.



     /s/  BDO SEIDMAN, LLP

Los Angeles, California
February 16, 1994

                          FALCON CABLE SYSTEMS COMPANY

                                 BALANCE SHEETS


                                                                    December 31,
                                                   -------------------------------------------
                                                            1994                     1995
                                                   -----------------               -----------
                                                                (Dollars in Thousands)
ASSETS:
Cash and cash equivalents                          $           2,987               $     2,018
Receivables, less allowance of $73,000
and $175,700 for possible losses                               2,287                     1,363
Prepaid expenses and other                                     1,390                     1,835
Cable materials, equipment and supplies                        1,206                     1,418
Available-for-sale securities                                  7,110                         -
Property, plant and equipment, less
accumulated depreciation                                      65,460                    69,646
Franchise cost and goodwill, less
accumulated amortization of
$29,629,000 and $34,346,000                                   36,096                    31,286
Customer lists and other intangible
costs, less accumulated amortization
of $9,480,000 and $1,862,000                                   2,890                     2,299
                                                   -----------------               -----------
                                                   $         119,426               $   109,865
                                                   =================               ===========


                                LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
                                ------------------------------------------
LIABILITIES:
Notes payable                                      $         170,439               $   171,870
Accounts payable                                               2,487                     1,694
Accrued expenses                                               9,463                    10,905
Payable to general partner                                     3,003                     4,621
Customer deposits and prepayments                                684                       632
                                                   -----------------               -----------
TOTAL LIABILITIES                                            186,076                   189,722
COMMITMENTS AND CONTINGENCIES
PARTNERS' EQUITY (DEFICIT)
General partner                                                   42                      (22)
Limited partners                                            (73,600)                  (79,835)
Unrealized gain on available-for-sale securities               6,908                         -
                                                   -----------------               -----------
TOTAL PARTNERS' DEFICIT                                     (66,650)                  (79,857)
                                                   -----------------               -----------
                                                   $         119,426               $   109,865
                                                   =================               ===========

                     See accompanying summary of accounting
                  policies and notes to financial statements.

                          FALCON CABLE SYSTEMS COMPANY

                            STATEMENTS OF OPERATIONS


                                                      Year ended December 31,
                                      ------------------------------------------------------
                                          1993                1994                   1995
                                      ------------        ------------            ----------
                                               (Dollars in thousands except net
                                               loss per limited partnership unit)
REVENUES                              $     53,743        $     52,896            $    52,935
EXPENSES:
Service costs                               14,430              15,265                 16,213
General and administrative expenses          7,986               8,367                  8,188
General Partner management fees
and reimbursed expenses                      4,742               4,625                  4,619
Depreciation and amortization               17,223              17,345                 16,825
                                      ------------        ------------            -----------
TOTAL EXPENSES                              44,381              45,602                 45,845
                                      ------------        ------------            -----------
Operating income                             9,362               7,294                  7,090
OTHER INCOME (EXPENSE)
Interest expense                           (14,553)            (14,403)               (16,897)
Interest income                                 43                  91                    102
Other income (expense)                        (350)               (225)                 5,901
                                      ------------        ------------            -----------
NET LOSS                              $     (5,498)        $    (7,243)            $   (3,804)
                                      ============         ===========             ==========
NET LOSS PER LIMITED
PARTNERSHIP UNIT                      $      (0.85)        $     (1.12)            $    (0.59)
                                      ============         ===========             ==========
WEIGHTED AVERAGE LIMITED
PARTNERSHIP UNITS OUTSTANDING
DURING PERIOD                            6,398,913           6,398,913              6,398,913

                     See accompanying summary of accounting
                  policies and notes to financial statements.

                          FALCON CABLE SYSTEMS COMPANY

                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)


                                                                       Unrealized
                                                                         Gain on
                                                                        Available-
                                   General             Limited           for-Sale
                                   Partner            Partners          Securities           Total
                                   -------            --------         ------------          -----
                                                       (Dollars in Thousands)


PARTNERS' EQUITY (DEFICIT),
January 1, 1993,                   $       169    $     (60,986)       $        -          $  (60,817)
Net loss for year                          (55)          (5,443)                -              (5,498)
                                   -----------     ------------        ----------          ----------
PARTNERS' EQUITY (DEFICIT),
December 31, 1993                          114          (66,429)                -             (66,315)
Net loss for year                          (72)          (7,171)                -              (7,243)
Unrealized gain on
available-for-sale
securities                                   -                -             6,908               6,908
                                   -----------     ------------        ----------          ----------
PARTNERS' EQUITY (DEFICIT),
December 31, 1994                           42          (73,600)            6,908             (66,650)
Distributions to partners                  (25)          (2,470)                -              (2,495)
Net loss for year                          (39)          (3,765)                -              (3,804)
Sale of available-for-sale
securities                                   -                -            (6,908)             (6,908)
                                   -----------     ------------        ----------          ----------
PARTNERS' DEFICIT,
December 31, 1995                  $       (22)    $    (79,835)       $        -          $  (79,857)
                                   ===========     ============        ==========          ==========

                     See accompanying summary of accounting
                  policies and notes to financial statements.

                          FALCON CABLE SYSTEMS COMPANY

                            STATEMENTS OF CASH FLOWS


                                                                             Year ended December 31
                                                           -----------------------------------------------------------
                                                                   1993                  1994                1995
                                                           ------------------     -----------------     --------------
                                                                              (Dollars in Thousands)


Cash flows from operating activities:
Net loss                                                     $      (5,498)          $    (7,243)          $    (3,804)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Depreciation and amortization                                       17,223                17,345                16,825
Amortization of deferred loan costs                                      -                     -                   559
Gain on sale of available-for-sale securities                            -                     -                (7,562)
Provision for losses on receivables                                    922                   806                   775
Deferred interest expense                                              595                   685                   957
Increase (decrease) from changes in:
Receivables                                                         (1,094)               (1,870)                  149
Prepaid expenses and other assets                                     (176)                  (18)                 (446)
Cable materials and supplies                                           671                  (536)                 (212)
Accounts payable                                                       139                 1,040                  (793)
Accrued expenses and other                                           1,692                 1,059                 3,060
Customer deposits and prepayments                                      (91)                 (174)                  (52)
Other                                                                   24                    42                     -
                                                               -----------            ----------              --------
Net cash provided by
operating activities                                                14,407                11,136                 9,456
                                                               -----------            ----------              --------
Cash flows from investing activities:
Capital expenditures                                                (7,789)               (8,261)              (14,926)
Increase in intangible assets                                         (563)                 (308)                 (353)
Acquisition of cable television systems                                  -                (1,056)                    -
Proceeds from sale of available-for-sale
securities                                                               -                     -                 7,764
                                                               -----------            ----------              --------
Net cash used in
investing activities                                                (8,352)               (9,625)               (7,515)
                                                               -----------            ----------              --------
Cash flows from financing activities:
Borrowings under notes payable                                      11,324                14,927                13,329
Repayment of debt                                                  (15,360)              (14,000)              (12,854)
Distributions to partners                                           (1,357)                    -                (2,495)
Deferred loan costs                                                   (362)                 (637)                 (890)
                                                               -----------            ----------               -------
Net cash provided by
(used in) financing activities                                      (5,755)                  290                (2,910)
                                                               -----------            ----------               -------
Net increase (decrease) in cash                                        300                 1,801                  (969)
Cash and cash equivalents at
beginning of year                                                      886                 1,186                 2,987
                                                               -----------            ----------               -------
Cash and cash equivalents at end of year                       $     1,186            $    2,987               $ 2,018
                                                               ===========            ==========               =======

                    See accompanying summary of accounting
                 policies and notes to financial statements.

                          FALCON CABLE SYSTEMS COMPANY

                         SUMMARY OF ACCOUNTING POLICIES


FORM OF PRESENTATION

     Falcon Cable Systems Company, a California limited partnership (the "Partnership"), pays no income taxes as an entity. All of the income, gains, losses, deductions and credits of the Partnership are passed through to its partners. Congress has enacted legislation which should allow the Partnership to retain its current tax status as a partnership through December 31, 1997, or the term of the Partnership, which is scheduled to end on December 31, 1996. The basis in the Partnership's assets and liabilities differs for financial and tax reporting purposes. At December 31, 1995 the tax basis of the Partnership's net assets exceeded its book basis by $39,114,700.

     The financial statements do not give effect to any assets that the partners may have outside of their interest in the Partnership, nor to any obligations, including income taxes, of the partners.

CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Partnership considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.


CABLE MATERIALS, EQUIPMENT AND SUPPLIES

     Cable materials, equipment and supplies are stated at cost using the first-in, first-out method. These items are capitalized until they are used for system upgrades, customer installations or repairs to existing systems. At such time, they are either transferred to property, plant and equipment or expensed, as appropriate.


PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION AND AMORTIZATION

     Property, plant and equipment are stated at cost. Direct costs associated with installations in homes not previously served by cable are capitalized as part of the distribution system, and reconnects are expensed as incurred. For financial reporting, depreciation and amortization is computed using the straight-line method over the following estimated useful lives:


Cable television systems:
Headend equipment          7-15 years
Trunk and distribution     7-15 years
Microwave equipment        7-10 years
Other:
Furniture and equipment    5-10 years
Vehicles                   3-5  years
Leasehold improvements     Life of lease

                            FALCON CABLE SYSTEMS COMPANY

                           SUMMARY OF ACCOUNTING POLICIES
                                    (CONTINUED)


FRANCHISE COST AND GOODWILL

     The excess of cost over the fair value of tangible assets and customer lists of cable television systems acquired represents the cost of franchises and goodwill. In addition, franchise cost includes capitalized costs incurred in obtaining new franchises. These costs (primarily legal fees) are direct and incremental to the acquisition of the franchise and are amortized using the straight-line method over the lives of the franchises, ranging up to 12 years. The Partnership periodically evaluates the amortization periods of these intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful.

CUSTOMER LISTS AND OTHER INTANGIBLE COSTS

     Customer lists and other intangible costs include customer lists and organization costs which are amortized using the straight-line method over five years and covenants not to compete which are amortized over the life of the covenant.

DEFERRED LOAN COSTS

     Costs related to borrowings are capitalized and amortized to interest expense over the life of the related loan.

RECOVERABILITY OF ASSETS

     The Partnership assesses on an on-going basis the recoverability of intangible assets, including goodwill, and capitalized plant assets based on estimates of future undiscounted cash flows compared to net book value. If the future undiscounted cash flow estimate were less than net book value, net book value would then be reduced to the undiscounted cash flow estimate. The Partnership also evaluates the amortization periods of assets, including goodwill and other intangible assets, to determine whether events or circumstances warrant revised estimates of useful lives.

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. In such cases, impairment losses are to be recorded based on estimated fair value, which would generally approximate discounted cash flows. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

REVENUE RECOGNITION

     Revenues from cable services are recognized as the services are provided.

                          FALCON CABLE SYSTEMS COMPANY

                         SUMMARY OF ACCOUNTING POLICIES
                                   (CONCLUDED)


DERIVATIVE FINANCIAL INSTRUMENTS

     As part of the Partnership's management of financial market risk, and as required by the Partnership's Bank Credit Agreement, the Partnership enters into various transactions that involve contracts and financial instruments with off-balance-sheet risk, including interest rate swap, interest rate cap and interest rate collar agreements. The Partnership enters into these agreements in order to manage the interest-rate sensitivity associated with its variable-rate indebtedness. The differential to be paid or received in connection with interest rate swap and interest rate cap agreements is recognized as interest rates change and is charged or credited to interest expense over the life of the agreements. Gains or losses for early termination of those contracts are recognized as an adjustment to interest expense over the remaining portion of the original life of the terminated contract.

EARNINGS AND LOSSES PER UNIT

     Earnings and losses are allocated 99% to the limited partners and one percent to the General Partner. Earnings and losses per limited partnership unit is based on the weighted average number of limited partnership units outstanding during the period.

RECLASSIFICATIONS

     Certain 1994 amounts have been reclassified to conform to the 1995 presentation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          FALCON CABLE SYSTEMS COMPANY

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION

     The Partnership, or its predecessors, commenced operations in May 1975. The Partnership owns and operates cable television systems in California and Western Oregon. Falcon Cable Investors Group, a California limited partnership (the "General Partner"), is the general partner of the Partnership. The general partner of the General Partner is Falcon Holding Group, L.P., a Delaware limited partnership ("FHGLP"). The general partner of FHGLP is Falcon Holding Group, Inc., ("FHGI"). On December 31, 1986, the Partnership was reorganized as a Master Limited Partnership and sold 4,000,000 units of limited partnership interests. On June 30, 1987, an additional 600,000 units were sold.

     The term of the Partnership ends on December 31, 1996, unless extended as described in the Partnership Agreement. The General Partner has begun the process of terminating the Partnership which will result in the eventual sale of the Partnership's assets to either affiliates of the General Partner or to third parties on or before December 31, 1996. The financial statements have been prepared on the basis that the Partnership's business will be sold as a going concern. The fair market value of the Partnership's assets and the proceeds generated from their sale will differ from the amounts reported in the financial statements. (See Note 10).


NOTE 2 - PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of:

                                                  December 31,
                                         -----------------------------
                                            1994              1995
                                         -----------       -----------
                                             (Dollars in Thousands)


Cable television systems                 $   114,333       $   127,192
Furniture and equipment                        4,224             4,447
Vehicles                                       3,265             3,570
Leasehold improvements                         2,648             2,659
                                         -----------        ----------
                                             124,470           137,868
Less accumulated depreciation                (59,010)          (68,222)
                                         -----------        ----------
                                         $    65,460        $   69,646
                                         ===========        ==========

                             FALCON CABLE SYSTEMS COMPANY

                             NOTES TO FINANCIAL STATEMENTS
                                      (CONTINUED)


NOTE 3 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Effective January 1, 1994, the Partnership adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," relating to, among other things, accounting for debt and equity securities which will neither be held to maturity nor sold in the near term. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of partners' equity (deficit). The Partnership's securities requiring treatment as available-for-sale securities consisted solely of 168,780 shares of common stock of QVC Network, Inc. ("QVC"), with a cost basis of $202,000 and an aggregate fair value of $7,110,000 at December 31, 1994. On February 10, 1995 the Partnership received net proceeds of approximately $7,764,000 upon the acquisition of its shares in QVC pursuant to a tender offer by Liberty Media Corporation and Comcast Corporation for $46.00 per share. A special, one-time distribution to Unitholders of approximately $2,495,000 related to this transaction was declared on March 14, 1995. The remaining proceeds of $5,269,000 were used to temporarily pay down bank debt.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents

     The carrying amount approximates fair value due to the short maturity of those instruments.

Available-for-sale securities

     The fair value of available-for-sale securities is based on quoted market prices.

Notes Payable

     The fair value of the Partnership's notes payable is based on quoted market prices for similar issues of debt with similar remaining maturities.

Interest Rate Hedging Agreements

     The fair value of interest rate hedging agreements is estimated by obtaining quotes from brokers as to the amount either party to the agreement would have to pay or receive in order to terminate the agreement. During 1995, as discussed in Note 4 to the financial statements, the Partnership entered into interest rate derivative contracts on notional amounts aggregating $100,000,000 with maturity dates which extend beyond the termination date of the Partnership. These contracts are not considered hedges for accounting purposes, and are recorded at fair value at December 31, 1995.

                            FALCON CABLE SYSTEMS COMPANY

                            NOTES TO FINANCIAL STATEMENTS
                                     (CONTINUED)


     The following table depicts the fair value of each class of financial instruments for which it is practicable to estimate that value as of December 31:


                                                    1994                                 1995
                                        -----------------------------       ------------------------------
                                         Carrying            Fair            Carrying            Fair
                                         Value (1)           Value           Value (1)           Value
                                         ----------         ---------        ----------       ------------
                                                            (Dollars in Thousands)
Assets:
Cash and cash equivalents                $    2,987        $    2,987        $    2,018        $    2,018
Available-for-sale securities                 7,110             7,110                 -                 -
Liabilities:
Notes Payable (Note 4):
Bank credit agreement (3)                   164,700           164,700           165,000           165,000
Other subordinated notes (2)                  5,730             5,730             6,870             6,870
Interest rate swap agreements                     -                 -             1,407             1,407

                                         Notional            Fair              Notional           Fair
                                         Amount(4)          Value(5)            Amount          Value(5)
                                         ---------          ---------        ----------       ------------
Off - Balance Sheet Interest Rate
Hedging Agreements (Note 4):
Interest rate swaps                      $  135,000        $     (360)       $  195,000        $     (581)
Interest rate caps                           55,000               598            55,000                 -
Interest rate collar                         10,000                 5                 -                 -

- -------------
(1) Carrying amounts represent cost basis, except for available-for-sale securities and interest rate swap agreements, which are carried at fair value.

(2) Determined based on quoted market prices for those or similar notes.

(3) Due to the variable rate nature of the indebtedness, the fair value approximates the carrying value.

(4) The amount on which the interest has been computed is $135,000,000 for swaps and $20,000,000 for caps. The balance of the contract totals presented above reflect contracts entered into as of December 31, 1994 which did not become effective until 1995 and 1996 as existing contracts expire.

(5) The amount that the Partnership estimates it would receive (pay) to terminate the hedging agreements. This amount is not recognized in the consolidated financial statements.

                              FALCON CABLE SYSTEMS COMPANY

                             NOTES TO FINANCIAL STATEMENTS
                                      (CONTINUED)


NOTE 4 - NOTES PAYABLE
     Notes payable consist of:


                                        December 31,
                                   --------------------------
                                      1994             1995
                                   ---------       ----------
                                     (Dollars in Thousands)

Notes to banks (a):
Term Loan                         $   92,000       $   92,000
Revolver                              72,700           73,000
                                  ----------       ----------
                                     164,700          165,000
Other (b)                              5,739            6,870
                                  ----------       ----------
                                  $  170,439       $  171,870
                                  ==========       ==========

     (a) Notes to Banks

     On November 2, 1992, the Partnership entered into an Amended and Restated Revolving Credit and Term Loan Agreement (the "Bank Credit Agreement") with seven banks which, as amended, provides for aggregate borrowings of $167,000,000. The Bank Credit Agreement replaced the Partnership's $200,000,000 revolving line of credit agreement and consists of a $92,000,000 term loan (the "Term Loan") and a $75,000,000 revolving loan (the "Revolver"). The original principal balance under the Term Loan of $100,000,000 was payable in twenty-eight quarterly installments, in varying amounts, commencing March 1993. The Revolver was scheduled to convert to a term loan on December 31, 1994 at which time the then outstanding balance would have become payable in twenty-four quarterly installments, in varying amounts, commencing March 1995. On March 13, 1995, the Partnership's management executed an amendment to the Bank Credit Agreement (the "Amendment"), that was effective as of December 31, 1994. The Amendment extended the revolving credit period through December 31, 1996 and eliminates the scheduled principal repayments in 1995 and 1996 under the Term Loan by making the entire facility due on December 31, 1996, to coincide with the scheduled termination of the Partnership. Borrowings under both facilities bear interest, at the Partnership's option, at (i) the prime rate plus 1.375%; (ii) the CD rate plus 2.50%; or (iii) LIBOR plus 2.375%. The Amendment also provides that if no transaction to dissolve the Partnership is approved as of April 1, 1996, the interest rates outlined herein will increase by 0.25%; and further provides that if no such transaction is approved by July 1, 1996, the interest rates will be increased an additional 0.25%.

     At December 31, 1995, the weighted average interest rate on aggregate borrowings (including the effects of the interest rate hedging agreements) was 9.6%. The Partnership is also required to pay a commitment fee of 0.5% per annum on the unused portion of the Revolver. There is no additional borrowing capacity under the Revolver. Borrowings under the Bank Credit Agreement are collateralized by substantially all of the Partnership's assets. The lending banks have no recourse rights against the assets of the Unitholders or the General Partner.

     The Bank Credit Agreement, as amended, contains various restrictions relating to, among other items, mergers and acquisitions, investments, indebtedness, contingent liabilities and sale of property.

                            FALCON CABLE SYSTEMS COMPANY

                            NOTES TO FINANCIAL STATEMENTS
                                     (CONTINUED)


NOTE 4 - NOTES PAYABLE (Continued)

     The Bank Credit Agreement precludes the declaration or payment of distributions for periods subsequent to December 31, 1992, except for a special, one-time distribution declared on March 14, 1995 in connection with a gain on the sale of certain securities owned by the Partnership (See
Note 3). The Amendment places certain additional restrictions on the annual amount of management fees and reimbursed partnership expenses that the Partnership may pay in cash.

     The Bank Credit Agreement also contains financial covenants which may, among other things, limit the amount the Partnership may borrow. The Bank Credit Agreement as amended, currently provides that (i) the ratio of annualized cash flow to pro forma interest expense, as defined, must not be less than 1.5 to 1.0; (ii) the ratio of funded debt (borrowings less cash and equivalents) to cash flow must not exceed 6.25 to 1.0 through June 30, 1996 and
6.0 to 1.0 through December 31, 1996; (iii) capital expenditures may not exceed $12,500,000 in 1994, $19,500,000 in 1995 and $10,000,000 in 1996. Unused
capital expenditures in one year may be carried over to the following year. Management believes that the Partnership was in compliance with all its financial covenants at December 31, 1995.

     The Partnership Agreement, as amended on January 23, 1990, provides that without the approval of a majority of interests of limited partners, the Partnership may not incur any borrowings unless the amount of such borrowings together with all outstanding borrowings (less cash and cash equivalents) does not exceed 65% of the greater of the aggregate cost or current fair market value of the Partnership's assets as determined by the General Partner.
     (b) Other

     1) The Partnership issued a $3,000,000 subordinated installment note as part of the consideration paid for three cable television systems acquired in 1990. On February 19, 1993, the Partnership amended the note agreement and extended the maturity date until January 1997. The amended note agreement bore interest at 15% until April 1, 1995 at which time it increased to 20% until maturity. In August 1995, the note amount was increased to $6,206,000 to reflect cumulative accrued but unpaid interest in the amount of $3,206,000.

     2) In connection with the acquisition of three cable systems in 1994, the Partnership has an agreement under which it is required to make equal annual installments of $85,715 through 2001. The discounted present value of the annual installments is $433,600 at December 31, 1995.

     (c) Interest Rate Hedging Agreements

     The Partnership utilizes interest rate hedging agreements to establish long-term fixed interest rates on variable rate debt. The Bank Credit Agreement requires that the Partnership maintain hedging arrangements with respect to at least 50% of the outstanding borrowings in order to manage the interest rate sensitivity on its borrowings. At December 31, 1995, the Partnership participated in interest rate

                          FALCON CABLE SYSTEMS COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                                    (CONTINUED)


NOTE 4 - NOTES PAYABLE (Continued)

hedging contracts with aggregate notional principal of $155,000,000 under which the Partnership pays interest at fixed rates ranging from 5.53% to 11.08%, (weighted average rate of 6.96%), and receives interest at variable LIBOR-based rates. The Partnership has reduced this position by entering into an interest rate hedging contract with a notional amount of $30,000,000 under which it receives a fixed interest payment at 5.37% and pays interest at a variable LIBOR-based rate. At December 31, 1995 the Partnership participated in interest rate cap contracts aggregating $55,000,000 under which the Partnership will receive LIBOR-based payments if LIBOR rates exceed 7% to 8%. Of these contracts, $20,000,000 were not effective at December 31, 1995. The Partnership also participates in an interest rate contract, effective in 1996, with a notional amount of $10,000,000 under which the Partnership will pay a fixed rate of 7.12% and receive interest at a variable LIBOR-based rate.

     Contracts aggregating $100,000,000 have maturity dates significantly beyond December 31, 1996, the termination date of the Partnership. The General Partner entered into the contracts, which are assignable to affiliated entities managed by FHGLP, because of favorable rates and in anticipation that the contracts will either be assigned to a successor entity managed by FHGLP or to existing entities managed by FHGLP. However, these contracts cannot be considered hedges for accounting purposes, and as previously discussed in Note 3 to the financial statements, the Partnership recorded these contracts at their fair value at December 31, 1995. FHGLP intends to assign the contracts to affiliated entities upon dissolution of the Partnership.

     The hedging agreements resulted in additional interest expense of $4,674,000, $2,947,000 and $865,700 for the years ended December 31, 1993, 1994 and 1995, respectively. The Partnership does not believe that it has any significant risk of exposure to non-performance by any of its counterparties.

     (d) Debt Maturities

     The Partnership's notes to banks mature contractually at December 31, 1996.

     Given the scheduled termination of the Partnership at December 31, 1996, it is likely that all other outstanding indebtedness will be repaid on or before the Partnership's termination date.

                                  FALCON CABLE SYSTEMS COMPANY

                                  NOTES TO FINANCIAL STATEMENTS
                                            (CONTINUED)


NOTE 5 - PARTNERS' EQUITY (DEFICIT)

     Income and losses of the Partnership are allocated 99% to the Unitholders and 1% to the General Partner. At December 31, 1995, there were 6,398,913 limited partnership units outstanding. Distributions with respect to units in each year are made 99% to the Unitholders and 1% to the General Partner until Unitholders have received cash equal to the Preferred Return (an 11%, or $2.20 per unit, non-compounded cumulative annual return on the $20.00 initial public offering price of each unit computed for the period commencing from December 31, 1986). Any distributions in any year in excess of the Preferred Return (Excess Distributions) are made 99% to the Unitholders and 1% to the General Partner until such time as the aggregate amount of Excess Distributions to Unitholders equals the initial public offering price of the units. Thereafter, Excess Distributions are made 70% to Unitholders and 30% to the General Partner until the Unitholders have received a 17%, or $3.40 per unit, non-compounded cumulative annual return on the initial public offering price of the units (computed from the period commencing from December 31, 1986), after which Excess Distributions shall be made 50% to the Unitholders and 50% to the General Partner. See Note 10.


NOTE 6 - MANAGEMENT COMPENSATION

     The Partnership is obligated to pay the General Partner a 5% management fee based on gross revenues of the Partnership. In addition, the General Partner is entitled to reimbursement from the Partnership for certain expenses relating to the performance of management functions as described in the management agreement. The General Partner, in turn, has contracted with FHGLP to provide the management services to the Partnership. In March 1993, FHGLP assumed the operations of FHGI. As successor to the management service operations of FHGI, FHGLP receives management fees and reimbursed expenses which had previously been paid by the General Partner to FHGI.

     Management fees and reimbursed expenses amounted to $4,742,000, $4,625,000 and $4,619,000 for the years ended December 31, 1993, 1994 and 1995. Payment of approximately $1,618,000 was deferred in 1995 pursuant to restrictions in the Bank Credit Agreement. The cumulative amount deferred as of December 31, 1995 amounted to approximately $4,621,000. As discussed in Note 4, the Amended Bank Credit Agreement requires significant additional deferrals of management fees and reimbursed expenses in 1996. The Partnership will be obligated to pay these deferred management fees and reimbursed expenses at the point in time the restrictions imposed by the Bank Credit Agreement are removed, or upon the expiration of the Partnership or the sale of the Partnership's assets prior to the distributions to the Unitholders. See Note 10.

                                 FALCON CABLE SYSTEMS COMPANY

                                 NOTES TO FINANCIAL STATEMENTS
                                          (CONTINUED)


NOTE 7 - COMMITMENTS

     The Partnership leases land, office space and equipment under operating leases expiring at various dates through the year 2008. Pole attachment fees are excluded from the following table since those contracts can be canceled with notice. Future minimum rentals for operating leases at December 31, 1995 are as follows:

Year                Total
- ----        ----------------------
            (Dollars in Thousands)
1996                           173
1997                           131
1998                           111
1999                            67
2000                            45
Thereafter                     243
                              ----
                              $770
                              ====

     In most cases, management expects that, in the normal course of business, these leases will be renewed or replaced by other leases. Rent expense for the years ended December 31, 1993, 1994 and 1995 for all facilities amounted to approximately $310,000, $329,000 and $343,000.

     In addition, the Partnership rents line space on utility poles in some of the franchise areas it serves. These rentals amounted to $346,000, $421,000 and $342,000 for the years ended December 31, 1993, 1994 and 1995. Generally such pole rental agreements are short-term, but the Partnership expects such rentals to continue in the future.

NOTE 8 - EMPLOYEE BENEFIT PLANS

     The Partnership maintains a Key Executive Equity Program (the "Program") for certain key employees designated by the Partnership. Participants become vested over six years from the date of admission into the Program. Under the terms of the Program, participants derive benefits, as defined, in the Program based on achieving a specified operating margin percentage in conjunction with a specific percentage increase in cash flow in relation to the immediately preceding year. The effect of certain events and transactions, such as system acquisitions and dispositions, are adjusted on a pro forma basis in the determination of benefits. The Partnership incurred expenses under this Program of $222,000, $19,000 and $35,000 in 1993, 1994 and 1995, respectively.
On February 14, 1995, the Board of Representatives of the General Partner approved the termination of the Program. All current participants will continue to vest in their contributions, but there will be no new participants or future contributions.

                               FALCON CABLE SYSTEMS COMPANY

                               NOTES TO FINANCIAL STATEMENTS
                                        (CONTINUED)


NOTE 8 - EMPLOYEE BENEFIT PLANS (Continued)

     The Partnership also has a cash or deferred profit sharing plan (the "Profit Sharing Plan") covering substantially all of its employees. The Profit Sharing Plan provides that each participant may elect to make a contribution in an amount up to 15% of the participant's annual compensation which otherwise would have been payable to the participant as salary. The Partnership's contribution to the Profit Sharing Plan, as determined by management, is discretionary but may not exceed 15% of the annual aggregate compensation (as defined) paid to all participating employees. There were no contributions charged against operations of the Partnership for the Profit Sharing Plan in 1993, 1994 or 1995.

NOTE 9 - CONTINGENCIES

     The Partnership is subject to regulation by various federal, state and local government entities. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") provides for, among other things, federal and local regulation of rates charged for basic cable service, cable programming services and equipment and installation services.
Regulations issued in 1993 and significantly amended in 1994 by the Federal Communications Commission (the "FCC") have resulted in changes in the rates charged for the Partnership's cable services. The Partnership believes that compliance with the 1992 Cable Act has had a significant negative impact on its operations and cash flow. The Partnership believes that any potential future liabilities for refund claims or other related actions would not be material. The Telecommunications Act of 1996 (the "1996 Telecom Act") was signed into law on February 8, 1996. This statute contains a significant overhaul of the federal regulatory structure. As it pertains to cable television, the 1996 Telecom Act, among other things, (i) sunsets the regulation of certain nonbasic programming services in 1999; (ii) expands the definition of effective competition, the existence of which displaces rate regulation; (iii) eliminates the restriction against the ownership and operation of cable systems by telephone companies within their local exchange service areas; and (iv) liberalizes certain of the FCC's cross-ownership restrictions. The FCC will have to conduct a number of rulemaking proceedings in order to implement many of the provisions of the 1996 Telecom Act.

     The attorneys general of approximately 25 states have announced the initiation of investigations designed to determine whether cable television systems in their states have acted in compliance with the FCC's rate regulations.

     A recent federal court decision could if upheld and if adopted by other federal courts, make the renewal of franchises more problematic in certain circumstances. The United States District Court for the Western District of Kentucky held that the statute does not authorize it to review a franchising authority's assessment of its community needs to determine if they are reasonable or supported by any evidence. This result would seemingly permit a franchising authority which desired to oust an existing operator to set cable-related needs at such a high level that the incumbent operator would have difficulty in making a renewal proposal which met those needs. This decision has been appealed. The Partnership was not a party to this litigation.

                               FALCON CABLE SYSTEMS COMPANY

                               NOTES TO FINANCIAL STATEMENTS
                                       (CONTINUED)


NOTE 9 - CONTINGENCIES (Continued)

     The Partnership has various contracts to obtain basic and premium programming for its Systems from program suppliers whose compensation is generally based on a fixed fee per customer or a percentage of the gross receipts for the particular service. Some program suppliers provide volume discount pricing structures or offer marketing support to the Partnership. The Partnership's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. The Partnership does not have long-term programming contracts for the supply of a substantial amount of its programming. Accordingly, no assurances can be given that the Partnership's programming costs will not increase substantially, or that other materially adverse terms will not be added to the Partnership's programming contracts. Management believes, however, that the Partnership's relations with its programming suppliers generally are good.

NOTE 10 - PARTNERSHIP EXPIRATION

     As stated in Note 1 to the financial statements, the Partnership expires on December 31, 1996. The Partnership Agreement provides the General Partner or its affiliates the right to purchase for cash substantially all of the Partnership's cable systems at any time after December 31, 1991 (the "Purchase Right") without soliciting unaffiliated purchasers. Pursuant to the Partnership Agreement, the purchase price under the Repurchase Right will be determined solely by reference to an "appraised value" determined pursuant to an appraisal process set forth in the Partnership Agreement (the "Appraisal Process"). Upon sale of a cable system, including a sale to the General Partner or its affiliates, the General Partner will be entitled to a fee equal to 2 1/2% of gross proceeds from the sale less any amounts paid as brokerage or similar fees to third parties.

     As a result of the publication of the results of the Appraisal Process, certain unitholders have commenced litigation against the Partnership, the General Partner, FHGLP, and certain other parties regarding the Appraisal Process and other matters in connection with the General Partner's announced intention to exercise the Purchase Right.

     On July 12, 1996, the Partnership sold substantially all of its assets to FHGLP, through a wholly-owned subsidiary, for $247,396,814 in cash pursuant to the Purchase Right, and the Partnership was subsequently liquidated on July 24, 1996.

                            FALCON CABLE SYSTEMS COMPANY

                            NOTES TO FINANCIAL STATEMENTS
                                     (CONCLUDED)

NOTE 11 - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     During the years ended December 31, 1993, 1994 and 1995, the Partnership paid cash interest amounting to $15,117,000, $14,088,000 and $16,780,000.

                                                                 Exhibit No. 1B

                                       Unaudited Condensed Financial Statements

                                           Falcon Cable Systems Company,
                                           a California limited partnership

                                           As of March 31, 1996 and for the
                                           three months ended March 31, 1996

                          Falcon Cable Systems Company,
                        a California limited partnership
                         Unaudited Financial Statements

                        As of March 31, 1996 and for the
                        three months ended March 31, 1996

                                    CONTENTS

Unaudited Condensed Balance Sheet............................................3
Unaudited Condensed Statements of Operations ................................4
Unaudited Condensed Statements of Cash Flows.................................5
Notes to Unaudited Condensed Financial Statements............................6

                          FALCON CABLE SYSTEMS COMPANY

                        UNAUDITED CONDENSED BALANCE SHEET
                                 MARCH 31, 1996

                             (DOLLARS IN THOUSANDS)

 ASSETS:
    Cash and cash equivalents                                          $   1,479
    Receivables, less allowance of
      $71,900 for possible losses                                          1,089
    Prepaid expenses and other                                             1,786
    Cable materials, equipment and supplies                                1,123
    Property, plant and equipment, less accumulated depreciation
      and amortization of $70,243,000                                     70,045
    Franchise cost and goodwill, less
      accumulated amortization of $35,594,000                             30,052
    Customer lists and other intangible
      costs, less accumulated amortization
      of $2,219,000                                                        1,958
                                                                       ---------

                                                                       $ 107,532
                                                                       =========


LIABILITIES AND PARTNERS' DEFICIT

 LIABILITIES:
    Notes payable                                                      $ 171,749
    Accounts payable                                                       1,181
    Accrued expenses                                                       8,049
    Payable to general partner                                             5,332
    Customer deposits and prepayments                                        671
                                                                       ---------

          TOTAL LIABILITIES                                              186,982
                                                                       ---------

 COMMITMENTS AND CONTINGENCIES

 PARTNERS' DEFICIT:
    General partner                                                          (18)
    Limited partners                                                     (79,432)
                                                                       ---------

          TOTAL PARTNERS' DEFICIT                                        (79,450)
                                                                       ---------

                                                                       $ 107,532
                                                                       =========


            See accompanying notes to condensed financial statements

                          FALCON CABLE SYSTEMS COMPANY

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 1996

               (DOLLARS IN THOUSANDS EXCEPT PER UNIT INFORMATION)

  REVENUES                                  $    13,478
                                            -----------

  OPERATING EXPENSES:
  Service costs                                   3,670
  General and administrative expenses             1,922
  General Partner management fees
  and reimbursed expenses                         1,180
  Depreciation and amortization                   3,643
                                            -----------

                                                 10,415
                                            -----------

        Operating income                          3,063

INTEREST EXPENSE, NET                            (4,136)

OTHER INCOME, NET                                 1,480
                                            -----------

  NET INCOME                                $       407
                                            ===========

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                         $       .06
                                            ===========

  AVERAGE LIMITED
     PARTNERSHIP UNITS
     OUTSTANDING DURING PERIOD                6,398,913
                                            ===========











            See accompanying notes to condensed financial statements.

                          FALCON CABLE SYSTEMS COMPANY

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
                        THREE MONTHS ENDED MARCH 31, 1996

                             (DOLLARS IN THOUSANDS)

Net cash provided by operating activities              $ 2,305
                                                       -------

Cash flow from investing activities:
  Capital expenditures                                  (2,694)
  Other intangibles                                        (29)
                                                       -------

Net cash provided (used) in investing activities        (2,723)
                                                       -------

Cash flow from financing activities:
  Repayment of debt                                       (121)
                                                       -------

Net cash used by financing activities                     (121)
                                                       -------

Decrease in cash                                          (539)

Cash at beginning of period                              2,018
                                                       -------

Cash at end of period                                  $ 1,479
                                                       =======







            See accompanying notes to condensed financial statements.

                          FALCON CABLE SYSTEMS COMPANY

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 - INTERIM FINANCIAL STATEMENTS

         The interim condensed financial statements for the three months ended March 31, 1996 and 1995 are unaudited. These condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Partnership's latest Annual Report on Form 10-K. In the opinion of management, such statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of such periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results for the entire year.

NOTE 2 - EARNINGS PER EQUIVALENT UNIT

         Earnings per limited partnership unit are based on the average number of limited partnership units outstanding during the periods presented. For this purpose, earnings are allocated 99% to the limited partners and 1% to the General Partner.

NOTE 3 - LITIGATION

         On April 4, 1996, the Partnership and certain of its affiliates and their officers were served with a complaint entitled Frank O' Shea v. Waller Capital Corp., et. al. alleging that the appraisal process undertaken in connection with the Proposed Exchange transaction previously disclosed was flawed and that as a result of the announcement of the results of the appraisal process, Mr. O' Shea was damaged by a reduction in the trading price of the units. The complaints seek class action status for a class consisting of all persons and entities who held units of the Partnership as of April 1, 1996 and unspecified damages for such partners. The Partnership believes that the suit is without merit and is evaluating its response to it.